DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
E0750432006-8
Document Number:
20060689131-06

Date Filed:
10/26/2006 2:41:28 PM
In the office of

Dean Heller
Secretary of State

# Certificate of Amendment
(PURSUANT TO NRS 78.380)

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

Affordable Green Homes International

2. The articles have been amended as follows (provide article numbers, if available):

Article 3: Change number of shares from 10 million to 25 million shares

3. The undersigned declare that they constitute **at least two-thirds of** the incorporators [X], or of the board of directors [ ] (check one box only)

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures*:

Signature

Signature

* If more than two signatures, attach an 8 1/2x 11 plain sheet with the additional signatures.

**IMPORTANT**: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*